Exhibit 99.1

SITIO ROYALTIES ANNOUNCES CLOSING OF ACQUISITION FROM MOMENTUM MINERALS

DENVER, Colorado—July 26, 2022— Sitio Royalties Corp. (NYSE: STR) (“Sitio” or the “Company”) today announced it has completed the previously announced acquisition of over 12,200 net royalty acres (“NRAs,” when normalized to a 1/8th royalty equivalent) in the Permian Basin from Momentum Minerals, a Houston-based portfolio company of funds and accounts managed or advised by affiliates of Apollo Global Management, Inc. (the “Momentum Acquisition”). The Momentum Acquisition was funded by an approximately $22 million deposit paid in June of 2022, and the remaining approximately $191 million, after giving effect to purchase price adjustments, was funded utilizing a $175 million draw on Sitio’s 364-day unsecured term loan, borrowings on the Company’s revolving credit facility and cash on hand. Following the Momentum Acquisition closing, Sitio had a total of $425 million drawn on its 364-day unsecured term loan.

About Sitio Royalties Corp.

Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to shareholders and reinvested, Sitio has accumulated over 173,000 NRAs through the consummation of over 180 acquisitions to date. More information about Sitio is available at www.sitio.com.

IR contact:

Ross Wong

(720) 640–7647

IR@sitio.com